EXHIBIT 99.1

Contacts:	Joseph C. Tusa, Jr.	David L. Kerr
	Senior Vice President and	Senior Vice President – Corporate Development
	Chief Financial Officer	713.386.1420
	713.386.1428	dkerr@comsys.com
jtusa@comsys.com
ROBERT FOTSCH AND COURTNEY MCCARTHY ELECTED TO
COMSYS IT PARTNERS, INC. BOARD OF DIRECTORS
HOUSTON, TX (July 27, 2006) – COMSYS IT Partners, Inc. (NASDAQ:CITP), a leading provider of information technology staffing services company, today announced that its shareholders elected Robert Fotsch and Courtney McCarthy to COMSYS’ board of directors at the Company’s 2006 annual meeting.
“Bob Fotsch and Courtney McCarthy will make outstanding additions to our Board,” said Larry L. Enterline, Chief Executive Officer. “Bob has a lengthy track record as a successful operator and significant experience in the human capital industries. Courtney has served as a Board observer for a number of years and has intimate knowledge of COMSYS specifically, as well as the IT services sectors generally. I believe that each of these individuals can make significant contributions to our efforts to create shareholder value, and look forward to their input as Board members.
“I’d also like to thank our departing Board members Ted Gardner and Art Roselle, who have chosen not to stand for reelection to the Board,” Enterline continued. “These gentlemen made significant contributions to COMSYS and we thank them for their service.”
About COMSYS IT Partners
COMSYS IT Partners, Inc. (NASDAQ: CITP) is a leading information technology services company with 42 offices across the U.S. and offices in Canada and the U.K. Leveraging more than 30 years of experience, COMSYS has enhanced its core competency of IT staffing services by creating client-centric, cost-effective information system solutions. COMSYS’ service offerings include contingent staff augmentation of IT professionals, permanent recruiting and placement, vendor management and project solutions, including network design and management, offshore development, customized software development and maintenance, software globalization/localization translation services and implementation and upgrade services for SAS, business intelligence and various ERP packages. COMSYS primarily serves clients in the financial services/insurance, telecommunications, energy, pharmaceutical and healthcare industries and government agencies.